Tributary

Form 9v3

SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

(No Load and Load Waived Shares)

This Schwab Mutual Fund Marketplace Agreement (“Agreement”) is made as of April 18, 2023, between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, and each registered investment company (“Fund Company”) listed on Schedule I-A hereto, on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”) listed on Schedule I-B hereto, as amended from time to time, and Tributary Capital Management, LLC (“Fund Affiliate”). Fund Company and Fund Affiliate are collectively referred to herein as “Fund Parties.”

WHEREAS, Fund Parties wish to make shares of the Fund(s) available to investors for purchase and redemption through Schwab’s Mutual Fund Marketplace® (“MFMP”), either with no transaction fee (“NTF”) (including but not limited to transactions in Funds in Schwab’s Mutual Fund OneSource® service) or with a transaction fee (“TF”);

WHEREAS, Fund Parties desire to have certain recordkeeping, shareholder communication, and other such administrative services performed for each Fund;

WHEREAS, certain policies, procedures and information are necessary to enable the Fund(s) to participate in the MFMP; and

WHEREAS, Schwab is willing to permit the Fund(s) to participate in its MFMP and to perform or cause to be performed such administrative services pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Platform and Services.

a.                Accounts. For each Fund, Schwab shall (i) open an account for the benefit of one or more MFMP investors who invest in shares of the Fund (each such account an “Omnibus Account”); and/or (ii) open a Networked account with the Fund for the benefit of each MFMP investor that invests in shares of the Fund (each such account a “Sub-Account”). Sub-Accounts shall be maintained on Schwab’s system in trading symbols separate from trading symbols established for Omnibus Accounts. Sub-Accounts and Omnibus Accounts shall be referred to collectively herein as “Account(s).” Through the Accounts, Schwab will purchase and redeem shares, settle transactions, reconcile transactions, obtain pricing, reinvest distributions and maintain records in accordance with the operating procedures set forth in Exhibit A hereto (“Operating Procedures”). In addition, the parties agree to transfer accounts, communicate with Fund shareholders and perform other obligations in accordance with the Operating Procedures, as applicable to each Fund.

b.                Services. During the term of this Agreement, Schwab will make shares of the Funds available for purchase by MFMP investors. Schwab shall perform or cause to be performed the administrative, recordkeeping and shareholder services set forth in Schedule III-A hereto with respect to MFMP investors investing in shares of a Fund through an Account. If applicable, Schwab further agrees to perform or cause to be performed the additional services set forth on Schedule III-B hereto with respect to Fund shares purchased on behalf of certain retirement and deferred compensation plans and trusts used to fund those plans as further set forth on Schedule III-B (“Retirement Shares”).

2.	Qualification Requirements.

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a.         Schwab will place purchase orders for shares of a Fund only on behalf of an MFMP investor whose account address recorded on Schwab’s books is in a state or other jurisdiction in which Fund Company has advised Schwab that, under applicable law, such Fund’s shares are either qualified for sale or exempt from such qualification. Fund Company shall advise Schwab immediately (i) if any such qualification of shares is terminated, (ii) if any such exemption is no longer applicable, or (iii) if it wishes Schwab not to place purchase orders for a Fund on behalf of MFMP investors whose account addresses are in a particular state or other jurisdiction.

b.         With respect to shares of Funds held in Omnibus Accounts, Schwab will, upon request, (i) furnish Fund Company with monthly written statements of the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in one or more states or other jurisdictions indicated by Fund Company or (ii) on a daily basis, transmit to an electronic database provider with whom Schwab has established effective systems interfaces information regarding the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in each state for retrieval by Fund Company. Fund Company shall be responsible for all fees of such database provider in connection with Fund Company’s retrieval of such information from the database provider.

3.	Compliance Responsibilities.

a.	Fund Parties are responsible for:

(i)         the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Fund (except for advertising or marketing material prepared by Schwab that was not published or provided to Schwab by or on behalf of Fund Company or any Affiliate (defined below) or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate) with all applicable laws, rules and regulations (“Fund Materials”);

(ii)        the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by Schwab’s mailing agent);

(iii)       the registration or qualification of the shares of each Fund under all applicable laws, rules, and regulations; and

(iv)       the compliance by Fund Parties and each Affiliate of Fund Company (as defined below), with all applicable laws, rules, and regulations (including the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Fund Parties or any Affiliate of Fund Company, except to the extent that the failure to so comply by Fund Parties or any Affiliate of Fund Company is caused by Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. For purposes of this Agreement, an “Affiliate” of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, co-partner, or employee of such person, and (iii) if such person is an investment company, any investment advisor thereof or any member of the advisory board thereof.

b.	Schwab is responsible for:

(i)         Schwab’s compliance with all laws, rules and regulations, and the rules and regulations of each self-regulatory organization with jurisdiction over Schwab, that

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are applicable to Schwab’s performance under this Agreement, including the compliance of any advertising or marketing material prepared by Schwab that was not published or provided to Schwab by or on behalf of Fund Company or any Affiliate (as defined above) or accurately derived from Fund Materials, except to the extent that Schwab’s failure to comply with any law, rule, or regulation is caused by any Fund Party’s breach of this Agreement, or its willful misconduct or negligence in the performance of or failure to perform its obligations under this Agreement.

(ii)        Schwab shall, upon Fund Company’s written request, provide Fund Company with a Financial Intermediary Controls and Compliance Assessment (as described by an Investment Company Institute working group and as revised from time to time) (“FICCA”) prepared by an independent accounting firm of Schwab’s choice. Schwab agrees to engage the independent accounting firm annually to review Schwab’s controls and agrees to provide a FICCA annually thereafter upon Fund Company’s written request.

c.          Fund Parties acknowledge and agree that as of the date this Agreement is effective as to a Fund, no provision in the prospectus or statement of additional information of a Fund conflicts with Schwab’s obligations under this Agreement or imposes any obligation on Schwab not set forth in this Agreement. Fund Parties must notify Schwab in writing of any prospective change in the prospectus or statement of additional information of such Fund that may cause a conflict or impose a new obligation upon Schwab and acknowledge that providing a revised prospectus or statement of additional information to Schwab is insufficient to notify Schwab of any such new or changed obligations. Once Schwab acknowledges receipt of notice of any such change, Schwab and Fund Parties agree to (1) work together in good faith to amend this Agreement to reflect such changed or new obligation, and (2) if the parties cannot reach agreement on amendment prior to the effective date of that obligation, as deemed necessary and as mutually agreed upon by the parties: (A) suspend purchases of shares of such Fund until such time as the parties amend this Agreement, or (B) terminate this Agreement as to such Fund.

4.         Fees. In consideration of the services, Schwab shall receive a fee (the “Fee”) from Fund Parties as set forth on Schedule I-B hereto that shall be calculated and paid in accordance with Schedule II to this Agreement. The Fee is intended to compensate Schwab for all or a portion of the services set forth herein. In addition to the Fee, Fund Parties acknowledge that Schwab may impose fees on certain MFMP investor transactions in the Funds, such as a transaction fee for transacting in shares of the TF Funds, a short-term redemption fee on redemption of certain shares of NTF Funds, or fees or charges for other miscellaneous services performed by Schwab. Schwab represents that these transaction or service fees charged by Schwab to its customers are disclosed to its customers as fees charged by Schwab, and not the Funds. The parties understand and agree that the compensation received by Schwab under this Agreement is for the services Schwab provides as broker and agent for MFMP investors and for ongoing shareholder and administrative services provided on such shares as set forth herein, and is not conditioned upon the performance of promotional, marketing, or similar distribution-related activities on behalf of the Fund. If and as required by applicable laws, Schwab will disclose the Fee arrangement to MFMP investors.

5.	Representations and Warranties.

a.	Each party to this Agreement represents and warrants that:

(i)         it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the party enforceable in accordance with its terms and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting the party’s ability to perform under this Agreement;

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(ii)        it has obtained and shall maintain in good standing all authorizations, licenses, qualifications or registrations of any governmental body and self-regulatory agency required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement; and

(iii)       the person signing this Agreement on its behalf is an officer of such party authorized by it to execute this Agreement.

b.	Fund Parties represent and warrant that:

(i)         each Fund’s sales charges and member compensation arrangements, as applicable, meet the conditions and qualifications set forth in Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2341, as amended from time to time, which enable a member of FINRA to offer or sell shares of the Fund; and

(ii)        either the Funds, Fund Company, or its agent are Fund Members of the National Securities Clearing Corporation (“NSCC”) and utilize the NSCC’s Fund/SERV system (“Fund/SERV”), the NSCC’s Defined Contribution Clearance & Settlement system (“DCC&S”), and the NSCC’s Networking system (“Networking”).

c.	Schwab represents and warrants that:

(i)         it is a broker or dealer validly registered with U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and a member in good standing of FINRA and is presently licensed to the extent necessary by the appropriate regulatory agency of each jurisdiction in which it will offer and sell shares of the Funds; and

(ii)	it is a Member of the NSCC and utilizes Fund/SERV, DCC&S, and Networking.

d.          Anti-Money Laundering Certification. Schwab represents and warrants that it has established an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“Anti-Money Laundering Program”). As part of its Anti-Money Laundering Program, Schwab will take reasonable steps to identify the customers for whom it acts in its dealings with the Funds and will monitor customer transactions to detect and, where appropriate, report suspicious activities. Further, Schwab represents that any written agreement between Schwab and an unaffiliated sub-designee that allows a sub-designee’s customers to transact in the Funds contains a provision obligating the sub-designee to comply with any and all anti-money laundering laws and regulations to which the sub-designee is subject.

e.         If the foregoing representations and warranties made by Fund Parties or Schwab are no longer accurate, or if any party becomes unable for any reason to perform its duties and obligations hereunder, then Fund Parties or Schwab, respectively, will promptly notify the other party thereof.

6.	Use of Parties’ Names; No Publication of Terms.

a.         Neither party will make public the terms and conditions of this Agreement nor any discussions relating thereto without the consent of the other party, which consent shall not be unreasonably withheld; provided however, if public disclosure of such

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information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.

b.         Without Schwab’s prior written consent, Fund Parties shall acquire no right to use, and shall not use, cause or permit use of the names, characters, artwork, designs trade names, copyrighted materials, trademarks, logos or service marks of Schwab, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, client list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of a Fund, Fund Company or any of its Affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement.

c.         Fund Parties authorize Schwab to use the names or other identifying marks of Fund Company and any Fund in connection with the operation of the MFMP. Fund Parties may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon a Fund Party’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Company or such Fund; or (ii) if any of the Funds cease to be available through the MFMP; provided, however, that Schwab may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal.

7.	Confidentiality.

a.         Definition of Confidential Information. The term confidential information shall mean all information that either party discloses (the “Disclosing Party”), whether in writing, electronically, or orally, to the other party (the “Receiving Party”), whether in tangible or intangible form, including but not limited to: (i) any information concerning a party’s, its agent’s or licensor’s technology, and (ii) any unpublished information concerning research activities and plans, customers, marketing or sales plans or results, pricing or pricing strategies, operational techniques, strategic plans, Customer Information (as defined below), and any unpublished financial information will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary” (“Confidential Information”).

b.         Treatment of Confidential Information. Each party agrees that: (i) the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement; (ii) without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information; (iii)   the Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under confidentiality agreements at least as restrictive as this Agreement with respect to the Confidential Information, and may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations hereunder; and (iv) the Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

c.         Exceptions. This Section 7 shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction, or dissemination of the Disclosing Party’s Confidential Information which, (i) is or becomes public domain information or material through no fault or breach on the part of the Receiving Party; (ii) was already rightfully known (without restriction on disclosure) to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party, as evidenced by written records kept in the ordinary course of business of, or by proof of

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actual use by, the Receiving Party; (iii) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction on disclosure and without breach of a duty of confidentiality to the Disclosing Party; (iv) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party; or (v) is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that the Receiving Party notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer Information, so disclosed.

It shall be presumed that any Confidential Information in the Receiving Party’s possession is not within any of the exceptions above, and the burden is upon the Receiving Party to prove otherwise by records and documentation.

d.         Customer Information. As between Schwab and Fund Parties, Customer Information (as defined below) will remain the sole and exclusive property of Schwab. “Customer Information” shall mean all disclosed data information however collected or received pertaining to or identifiable to Schwab’s customer(s) or prospective customers, to investment advisors, third party administrators, or introducing brokers placing transactions through Schwab, or to the customers of such intermediaries, including, without limitation, name, address, e-mail address, TIN or social security number, account numbers, personal financial information, demographic or securities transactions data, or any other identification data.

e.         Treatment of Customer Information. Fund Parties represent and warrant that at all times during and after the terms of this Agreement, each shall use, handle, collect, maintain and safeguard Customer Information in accordance with: (i) the confidentiality and non-disclosure requirements of this Agreement; (ii) the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 stat. 1138) and its implementing regulations (e.g., Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as applicable and as they may be amended from time-to-time; and (iii) such other applicable federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future. Fund Parties will implement appropriate administrative, technical, and physical safeguards reasonably designed to protect the security and confidentiality of Customer Information and protect against unauthorized access to or use of Customer Information. Fund Parties will report to Schwab promptly any and all breaches of security or unauthorized access to Fund Parties’ systems that a Fund Party detects or becomes aware of and which affect the security of Customer Information.

f.          Each party acknowledges that any breach of this Section 7 would result in immediate and irreparable harm for which monetary damages would be inadequate. Accordingly, either party will be entitled to seek equitable relief to remedy any threatened or actual breach of this Section 7 by the other party, as well as such other relief as any court of competent jurisdiction deems appropriate.

8.	Indemnification.

a.         Fund Parties shall indemnify and hold harmless Schwab and each director, officer, employee and agent of Schwab and any of its Affiliates from and against any and all losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the

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circumstances under which they were made, not misleading in any prospectus, registration statement, annual or other periodic report or proxy statement of the Fund or in any other Fund Materials published or provided to Schwab by or on behalf of Fund Parties or any Affiliate of Fund Company, or accurately derived from Fund Materials; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of the Fund; (iii) any breach by Fund Parties of any representation, warranty or agreement contained in this Agreement; or (iv) any willful misconduct or negligence by Fund Parties in the performance of, or failure to perform, their obligations under this Agreement, or failure of Fund Parties to accurately complete or update any forms or instructions requested by Schwab from time to time, except to the extent such Losses are caused by Schwab’s breach of this Agreement or willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

b.         Schwab shall indemnify and hold harmless Fund Parties, and each director, officer, employee, and agent of Fund Company and any of its Affiliates from and against any and all Losses incurred by any of them arising out of (i) Schwab’s dissemination of information regarding Fund Company or a Fund that contains any untrue statement of material fact or any omission of material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading but only if and to the extent the information was not published or provided to Schwab by or on behalf of Fund Parties or any Affiliate of Fund Company, or accurately derived from Fund Materials; (ii) any violation of any, law, rule, or regulation by Schwab in the performance of its obligations hereunder; (iii) any breach by Schwab of any representation, warranty or agreement contained in this Agreement; or (iv) any willful misconduct or negligence by Schwab in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by a Fund Party’s breach of this Agreement, or willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

c.         Except with respect to a party’s breach of the confidentiality provisions of Section 7 of this Agreement, no party to this Agreement shall be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages suffered by the other party in connection with the matters to which this Agreement relates, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other parties hereto of the possibility or likelihood of such damages.

9.         Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State.

10.       Arbitration. In the event of a dispute between a Fund Party and Schwab relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with subsections a., b., and c. below.

a.         Arbitration will be held in accordance with the rules and regulations of FINRA, except, (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association, and (ii) in the event that a non-party to this Agreement brings an arbitration against Schwab or Fund Parties relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Schwab or a Fund Party relating to, or arising out of, this Agreement, (ii) such claim cannot be compelled to arbitration, and (iii) Schwab or Fund Party asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

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b.         If arbitration is brought by one of the parties hereto, the number of arbitrators shall be three (3), and they will be selected in accordance with the rules and regulations of the FINRA or American Arbitration Association, as appropriate. The arbitrators shall be attorneys, or retired attorneys, specialized in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

c.         Each party shall bear its own initial expenses, including legal and accounting fees, if any, with respect to the arbitration. At the conclusion of the proceedings, the arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

d.         Nothing in this Section 10 will prevent any party from resorting to judicial proceedings for injunctive relief to prevent serious and irreparable harm or injury to the party or to others.

11.	Fund Information.

a.         Fund Parties agree to provide, in a format or method reasonably requested by Schwab, any information as Schwab determines is necessary to establish a Fund in the MFMP. Schwab shall be entitled to rely on this information, as may be amended by Fund Parties from time to time, in connection with the purchase and redemption of Fund shares and the processing of transactions related to Fund shares.

b.         Fund Parties agree to promptly amend this information in the event of any change as to a Fund. Provided Schwab has received amended instructions in good order and in a timely manner, and only to the extent Schwab is able to operationally support such changes, Schwab will implement such changes in a manner timed to coincide with such changes. In the event the change is not operationally feasible for Schwab, Schwab may either (i)  suspend purchases of shares of such Fund until such time as such change is operationally feasible for Schwab or (ii) terminate this Agreement as to such Fund. The parties agree that Schwab may rely on any change to the mutual fund information for a Fund provided on NSCC’s Mutual Fund Profile Service even if such change conflicts with the information previously provided by Fund Parties in writing or by other means.

c.         If a Fund Party has provided information to Schwab to establish a Fund in the MFMP under a Load Fund Operating Agreement, Schwab may adopt such completed and delivered information to establish a Fund under this Agreement.

12.       Reliance on Communications. Except as expressly set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication, instruction or notice made pursuant to this Agreement may be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in writing via email or by facsimile transmission. Schwab is entitled to rely on any communications or instructions that it reasonably believes were provided to it by a Fund Party or its authorized agents. Each Fund Party and its agents are entitled to rely on any communications or instructions it reasonably believes were provided by Schwab.

13.       Incorporation; Entire Agreement. All Schedules and Exhibits furnished pursuant to this Agreement, as it may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement constitutes the entire

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agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the parties.

14.	Amendment.

a.         This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section 14.

b.         Exhibit A and Schedule II each may be amended unilaterally by Schwab on forty (40) days’ written notice to Fund Parties, unless the parties agree in writing to a shorter notice period for such amendment.

c.         Schedule I-A, Schedule I-B, Schedule III-A, and, if applicable Schedule III-B, may be amended unilaterally by Schwab immediately upon notice to Fund Parties, provided, however, that any new or changed Fee listed on Schedule I-B to be paid to Schwab pursuant to Section 4 of this Agreement (“Fee Term”) shall have been previously confirmed via email or other writing by Fund Parties. Fund Parties shall have ten (10) Business Days from the date of receipt of Schwab’s notice to object in writing to any new or changed Fee Term under such amended Schedule I-B as not previously confirmed. If Fund Parties object to a Fee Term, then such Fee Term shall not become part of this Agreement, but Schedule I-B shall remain amended otherwise as provided in Schwab’s notice and the parties shall proceed to resolve such disputed Fee Term in good faith. For purposes of this Agreement, “Business Day” shall be defined as each day the New York Stock Exchange is open for business.

15.	Effectiveness and Termination.

a.         This Agreement shall be effective as of the date originally signed by the parties hereto, however, the effective date of this Agreement as to any Fund shall be the date an Account is first established with the Fund. Fund Company’s submission of the information required by Schwab to establish a Fund in the MFMP will serve as Schwab’s authorization to establish the Account, however, Schwab may establish the Account prior to receipt of such information. Notwithstanding anything in this Agreement, and for avoidance of doubt, each Fund Company listed on Schedule I-A shall be bound by the terms of this Agreement and be deemed a party hereto with respect to a Fund upon acceptance or processing by a Fund or its authorized agent of any purchase or redemption order, or other transaction in Fund shares, effected through or in an Account.

b.         This Agreement may be terminated as to any Fund or in its entirety (i) by any party upon ninety (90) days’ written notice to the other party, or (ii) by any party upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over such terminating party. Further, Fund Parties may terminate this Agreement on thirty (30) days’ written notice if Schwab amends the Exhibit A hereto on notice to Fund Parties and Fund Parties are unable or unwilling to comply with the amended terms. The termination of this Agreement with respect to any one Fund will not cause the Agreement to terminate with respect to any other Fund.

c.         Upon the termination date for any or all Funds, Schwab will no longer make the Fund shares available for purchase by investors through the MFMP, except for reinvestment of Fund distributions for existing MFMP investors. Schwab reserves the right to transfer the Fund shares of MFMP investors out of the Account. If Schwab continues to hold the Fund shares on behalf of MFMP investors in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such shares.

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d.         Notwithstanding any termination, Fund Parties will remain obligated to pay Schwab the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination, and as to each share of the Fund which results from reinvesting the dividends or capital gains distributed on such shares (each a “Pre-Termination Share”), for so long as such Pre-Termination Share is held in any of the Account(s) and Schwab continues to perform substantially all of the services as to such Pre-Termination Share.

e.         In the event a Fund merges or is subject to some other form of business reorganization such that shareholders of the Fund receive shares of a mutual fund not listed on Schedule I-B to this Agreement (each share a “Reorganized Share”), each such Reorganized Share shall be deemed to be a Pre-Termination Share and Fund Parties will remain obligated to pay Schwab the Fee as to each Reorganized Share for so long as such Reorganized Share is held in any Schwab account unless such Reorganized Share is subject to an agreement with Schwab other than this Agreement.

f.          This Agreement supersedes and replaces the Operating Agreement dated April 17, 2006 between Schwab and Fund Company, and the Services Agreement dated April 17, 2006 between Schwab, Fund Company and Fund Affiliate

16.       Role and Relationship of Schwab. The parties acknowledge and agree that any services provided by Schwab under this Agreement are administrative and related services only and are not the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act, as applicable. This Agreement does not grant Schwab any right to purchase shares from any Fund (although it does not preclude Schwab from purchasing any such shares), nor does it constitute Schwab an agent of Fund Parties or any Fund for purposes of selling shares of any Fund to any dealer or the public. This Agreement also does not constitute Schwab a transfer agent or an agent of Fund Company, any Fund or any of their Affiliates, and the parties agree that Schwab acts hereunder only as an agent of its customers and other MFMP investors.

17.       Assignment. This Agreement is not assignable by either party without the other party’s prior written consent, and any attempted assignment in contravention hereof shall be null and void and not merely voidable; provided, however, that Schwab may, without the consent of Fund Parties, assign its rights and obligations under this Agreement to any Affiliate.

18.       Force Majeure. Except to the extent otherwise expressly provided in this Agreement, no party assumes any responsibility under this Agreement, and will not be liable to the other, for any damage, loss of data, delay, or any other loss resulting from Acts of God, industrial action, lockouts, riots, acts of war, epidemics, governmental regulations, power outages, fire, communication line failures, or any interruptions caused directly by the local telephone companies, interference with the satellite signal transmission, earthquake, or other disasters and similar acts beyond its reasonable control.

19.	Miscellaneous.

a.         Notices. All notices required by this Agreement to be in writing will be delivered personally, sent by overnight express delivery, or sent via email to the address listed in the Contact Directory, if to the Fund, or the address identified by Schwab in writing, if to Schwab. Such notices will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit with an overnight prepaid express delivery service.

b.         No Waiver. The failure of either party to insist upon exercising any right under this Agreement in any instance or instances shall not to any extent preclude such party from asserting or relying upon such right in any other instance.

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c.         Counterparts. This Agreement and any related documents arising out of this Agreement, such as amendments or exhibits hereto, may be executed in two or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

d.         Headings. The headings of the sections or other subdivisions of this Agreement are for convenience of reference only and shall not affect the meaning, construction, operation, or effect of the terms hereof or otherwise be considered in the interpretation of this Agreement.

e.         Severability. If any term of this Agreement is found invalid or unenforceable in any jurisdiction, it will remain enforceable for all other jurisdictions and all other provisions will remain in full force and effect, provided that the basic economic agreement is thereby maintained.

f.          Nonexclusivity. Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement.

g.         Survival. Each of the representations, warranties, covenants and agreements in Sections 7, 8, 9, 10, 15, 18 and 19 will survive the termination of this Agreement.

h.         Voice Recording. Schwab may record telephone calls with Fund Parties’ agents and other authorized persons without providing further notice to Fund Parties or their agents that such calls are being recorded, consistent with industry standard practices between like parties, and Schwab acknowledges that Fund Parties may also record telephone calls with Schwab’s authorized representatives without further notice that such calls are being recorded. By signing this Agreement, each party consents to any such recording of telephone calls and agrees to notify its agents of the foregoing.

i.          Electronic Signatures. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a scanned image (e.g., “.pdf” or “.tif” file extension name) (“Electronic Signature”), such Electronic Signature shall create a valid and binding obligation of the party executing (or on whose behalf such Electronic Signature is executed) with the same force and effect as if such facsimile or scanned image were an original thereof. Each party acknowledges and agrees it will not contest the validity or enforceability of this Agreement, agreements ancillary to this Agreement, and related documents to be entered into in connection with this Agreement, including under any applicable statute of frauds, because they were accepted and/or signed in electronic form. Each party further acknowledges and agrees that it will not contest the validity or enforceability of this Agreement or related documents on the basis that it contains only an Electronic Signature and lacks an original handwritten signature. Computer maintained records of a party when produced in hard copy form shall constitute business records and shall have the same validity as any other generally recognized business records.

20.       Effect of this Agreement. Any Load Fund Operating Agreement to which any Fund under this Agreement is also a party is inapplicable to the shares of such Fund under this Agreement (“MFMP Agreement Shares”); and this Agreement is inapplicable to the shares of such Fund under the Load Fund Operating Agreement (“LFOA Shares”). LFOA Shares and MFMP Agreement Shares shall be kept segregated by Schwab.

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Form 9v3

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

SCHWAB Required Signature		FUND COMPANY Required Signature
CHARLES SCHWAB & CO., INC.		By:
By:		Name:	Stephen Wade

	Kyle Schmiegel	as	President of
	Managing Director		(Title)
	Brokerage Product Services		each Fund Company on behalf of each Fund Company and on behalf of each Fund

Date :	June 13, 2023	Date :	6/6/2023

FUND AFFILIATE Required Signature

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:

		Name:	Mark Wynegar

		Title :	President

		Date :	6/6/2023

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Form 9v3

SCHEDULE I-A

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

Fund Company
Tributary Funds Inc

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SCHEDULE I-B

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

Share Class	Platform (NTF or TF)	Purchase Availability	Fee Rate (bps)	Retirement Plan Shares Fee Rate (bps)	Minimum Fee ($)
Institutional	NTF	MFMP	40	40	$2,000
Institutional Plus	TF	MFMP	10	10	$0

The share class, platform, purchase availability and fee terms set forth above shall apply to each Fund unless otherwise set forth in the Exceptions Table below.

EXCEPTIONS

Fund Name	Share Class	Platform (NTF or TF)	Purchase Availability	Fee Rate (bps)	Retirement Plan Shares Fee Rate (bps)	Minimum Fee ($)
Tributary Balanced Fund	Institutional	NTF	SUBS	40	40	$0
Tributary Short Intermediate Bond Fund	Institutional	NTF	SUBS	40	40	$0
Tributary Small/Mid Cap Fund	Institutional	NTF	SUBS	40	40	$0

MFMP         Indicates that Fund can be made available for purchase to all MFMP investors.

SUBS           Indicates that Fund can be made available for purchase only to existing shareholders.

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SCHEDULE II

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

1.         Establishment Fee. The Establishment Fee for the initial trading symbol (“Symbol”) on Schwab’s system for a Fund complex shall be $10,000. The Establishment Fee for each additional Fund Symbol for such Fund complex shall be (i) $1,000 if the Fund is made available to MFMP investors as an NTF Fund, or (ii) $2,000 if the Fund is made available to MFMP investors as a TF Fund. Schwab shall not be entitled to the Establishment Fee for any Symbol that is established solely for Schwab’s operational purposes. The Establishment Fee shall be reflected on the monthly invoice and is payable as set forth below.

2.	Platform Fees. The Fees shall be as set forth on Schedule I-B hereto.

a.         The Fee shall be calculated each month (i) by multiplying the average Daily Value (defined below) of shares of each Fund held by MFMP investors by the per annum fee rate applicable to such shares, (ii) dividing the product by the number of days in the applicable calendar year; then (iii) multiplying the quotient by the number of days in the applicable calendar month.

b.         A minimum monthly fee as set out on Schedule I-B hereto shall apply commencing with the seventh full month after a Fund is available for purchase by MFMP investors.

3.	General Fee Provisions.

a.         For purposes of calculating any Fee pursuant to this Schedule II, no adjustments will be made to the NAV for any Fund to correct errors in the NAV reported for any day unless such error is corrected and the corrected NAV is reported to Schwab before 8:00 p.m. Eastern time on the first Business Day after the day to which the error relates.

b.         As soon as practicable after the end of the month, Schwab shall provide to Fund Parties an invoice for the amount of the Fees due for each Fund. All Fees shall be billed monthly in arrears. In the calculation of the Fees, Schwab’s records shall govern unless an error can be shown in the rate used in such calculation.

c.         The Fee is due and payable by Fund Parties within thirty (30) days of receipt of the invoice setting forth the fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

d.         The “Daily Value” shall mean the Net Asset Value (“NAV”) reported by such Fund to Schwab through the NSCC’s Mutual Fund Profile Service (“MFPS”) or, if the NAV is not available through MFPS, through the National Association of Securities Dealers, Inc. Automated Quotation System or other mutually agreeable means.

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SCHEDULE III-A

TO THE MUTUAL FUND MARKETPLACE AGREEMENT

SERVICES

1.         Establishing and Maintaining the Accounts. Schwab will establish one or more Accounts with the Fund through which MFMP investor transactions in shares of the Funds will occur. In connection with the Account, Schwab will submit purchase and redemption orders, settle such purchase and redemption orders with the Funds, process mergers, splits and other reorganizations announced by the Funds, receive dividend and capital gains distributions from the Funds for further distribution to shareholders, effect transfers into and out of the Account, periodically reconcile the Fund’s records with Schwab’s books and records, and resolve any discrepancies and correct errors in the Accounts. At its discretion, Schwab may also make available certain reports and inquiry services (in addition to those reports and files Schwab is obligated to provide to the Funds by regulation or pursuant to other provisions of this Agreement, such as Shareholder Information reporting required to be provided pursuant to Rule 22c-2 of the 1940 Act) that will provide the Funds with additional transparency into activity in the Accounts.

2.	Record Maintenance.

Schwab shall maintain, and require any correspondent brokers or banks to maintain with respect to their customers, the following records with respect to a Fund for each customer who holds Fund shares in a Schwab brokerage account:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
c.	Name and address of the customer, including zip codes and social security numbers or taxpayer identification numbers;
d.	Records of distributions and dividend payments;

e.	Any transfers of shares; and

f.	Overall control records.

3.	Shareholder Communications. Schwab shall:

a.         Provide to a shareholder mailing agent for the purpose of mailing certain Fund-related materials the names and addresses of all Schwab customers who hold shares of such Fund in their Schwab brokerage accounts. The shareholder mailing agent shall be a person or entity with whom the Fund has arranged for the distribution of certain Fund-related material in accordance with the Operating Procedures hereto. In the alternative, in accordance with the Operating Procedures, Schwab may distribute the Fund-related materials to its customers;

b.         Mail current Fund prospectuses and statements of additional information, and any supplements thereto, and annual and other periodic reports upon customer request and, as applicable, with confirmation statements;

c.         Mail statements to customers on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of such Fund as of a recent date;

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d.         Produce and mail to customers confirmation statements reflecting purchases and redemptions of shares of each Fund in Schwab brokerage accounts; and

e.         Maintain branch offices, call centers and electronic channels through which Schwab responds to customer inquiries regarding, among other things, Fund share prices, account balances, dividend amounts and dividend payment dates, and reorganization events.

4.         Transactional Services. Schwab shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its customers or from any correspondent brokers and banks for their customers. Schwab shall also communicate to beneficial owners holding through it, and to any correspondent brokers or banks for beneficial owners holding through them, as to shares of each Fund, mergers, splits and other reorganization activities, and require any correspondent broker or bank to communicate such information to its customers.

5.         Tax Information Returns and Reports. Schwab shall prepare and file, and require to be prepared and filed by any correspondent brokers or banks as to their customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required.

6.         Educational Support. Schwab will provide mutual fund related tools and information to its customers and employees that may include the following:

a.         Maintain one or more Schwab websites on which Schwab makes available information that customers, including registered investment advisors that use the Schwab platform to custody their clients’ assets, can use to make informed investing decisions related to the Funds, such as on-line Fund screening tools; and

b.         Host educational opportunities for Schwab’s customer-facing employees designed to make them more knowledgeable about mutual funds and how mutual funds can be used within a customer’s portfolio.

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SCHEDULE III-B

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

ADDITIONAL SERVICES PROVIDED TO RETIREMENT SHARES

If and to the extent applicable, additional recordkeeping services will be provided with respect to Retirement Shares purchased on behalf of certain retirement and deferred compensation plans (including participants investing through a Schwab brokerage window) and trusts used to fund those plans, including, but not limited to, those defined in Section 401(a), 403(b), or 457 of the Internal Revenue Code and “rabbi trusts” (each a “Plan”) for which (a)  Schwab acts as broker-dealer, (b) Charles Schwab Trust Bank acts as trustee or custodian of the trust funds under the Plans, and/or (c) Schwab Retirement Plan Services, Inc., Schwab Retirement Plan Services Company, or another entity acts as record-keeper (“Record-keeper”). These additional services include, but are not limited to, the following services, as requested or applicable:

a.         Maintain separate records for each participant under the Plan, which records shall reflect the shares purchased and redeemed and share balances of such participants.

b.         Disburse or credit to the Plan all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

c.         Prepare and transmit to the Plan and/or its participants, as required by law or the Plan sponsor and its Record-keeper, periodic statements showing the total number of shares beneficially owned by the participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement, and the dividends and other distributions paid during the statement period, and such other information as may be required, from time to time.

d.         Transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the Agreement.

e.         Distribute to the Plan and/or its participants, as appropriate, copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

f.          Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the recordkeeping services for the Plan, including maintaining historical information required to calculate and process participant benefits.

g.         Benefit administration (including updating data, periodic benefit calculations, participant communications and assistance with certain participant disclosures, and payment processing).

h.         Certain actuarial and compliance services (which may include, as applicable ERISA minimum/maximum funding calculations, FAS 35 plan level accounting for 5500 filing, general assistance with preparation of Form 5500 and other plan-related disclosures, and reporting results to plan sponsor).

i.          Prepare U.S. government forms and benefit statements (which would show current and projected plan benefits).

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j.          Maintain an investment platform for reporting and monitoring plan assets to assist plan sponsor in meeting fiduciary responsibilities.

k.         Provide ongoing education for each Plan participant through printed materials, live meetings, and/or electronic meetings.

l.          Establish and maintain a website where each Plan participant can obtain educational information on retirement planning and investing, and can trade in and view information regarding its account.

m.	Provide automated and/or manual enrollment services for new Plan participants.

n.         Establish and maintain a website that provides to each Plan sponsor information relating to its Plan.

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EXHIBIT A

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

OPERATING PROCEDURES

1.	The Accounts.

a.         Opening and Registration of Accounts. Schwab will open Omnibus Account(s) and/or Sub-Accounts with each Fund. Sub-Accounts and Omnibus Accounts shall be referred to collectively herein as “Account(s).” Each Account shall be registered:

Charles Schwab & Co., Inc.

Special Custody Account for the Exclusive Benefit of Customer(s)

Attention: Mutual Funds

211 Main Street

San Francisco, California 94105

Schwab’s TIN on an Account through the NSCC system will identify it as an Omnibus Account. Schwab will note on each Sub-Account through the NSCC system the BIN, SSN/TIN, state and zip code of the account address of the MFMP investor.

b.         Account Set-Up. Each Omnibus Account will be set up for the reinvestment of capital gains and dividend distributions, unless otherwise specified by Schwab in writing. Schwab will designate whether capital gains and/or dividend distributions for each Sub-Account should be received in cash or reinvested in shares of the applicable Fund.

c.         Account Identification. The Fund shall designate the Account with account numbers. Account numbers will be the means of identification when the parties are transacting in the Account.

d.         Possession and Control. As further set forth in Exhibit B hereto, Fund Company agrees that all Fund shares held by Schwab on behalf of MFMP investors shall be carried in the Accounts for the exclusive benefit of customers and shall not be subject to any right, charge, security interest, lien, or other claim against Schwab in favor of the Fund or Fund Company.

e.         No Closure of Omnibus Accounts. The Omnibus Accounts shall be kept open on the Fund’s books regardless of a lack of activity or small position size, except to the extent that Schwab takes specific action to close an Omnibus Account or otherwise provides its written consent to such closure. Fund Company will give prior notice to Schwab before seeking to close any Omnibus Account and the parties agree to work together in good faith prior to any such closure to determine the necessity for such action and to achieve a result that is reasonably satisfactory in light of the then existing circumstances.

f.          Additional Accounts. Schwab has the right to open additional Accounts with a Fund from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of the MFMP. Fund Company will not establish any additional omnibus accounts for Schwab or any separate accounts registered to Schwab for the benefit of an individual shareholder or in an individual shareholder’s name with Schwab designated as the broker-dealer of record without Schwab’s prior written consent. If such unauthorized account is mistakenly opened, Fund Company agrees to take any actions Schwab reasonably requests in connection with such account, including, but not limited to, correcting the registration, transferring such shares to an authorized Account, or otherwise closing such accounts.

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g.         Reservation of Right to Move Shares; Account Conversion. Schwab reserves the right to issue instructions to each Fund to move shares from one Account opened by Schwab to another Account opened by Schwab. In the event Omnibus Accounts are to be divided into Sub-Accounts or Sub-Accounts are to be combined into Omnibus Accounts, which Schwab may determine in its sole discretion from time to time, Fund Company shall reasonably cooperate with Schwab to accomplish such planned conversion. Prior to initiating any steps in a planned conversion, Schwab shall discuss with Fund Company the operational or financial need for such a conversion, and the parties will discuss in good faith alternatives to a conversion. In the event operational or other issues cannot be resolved, Schwab will provide Fund Company with a conversion plan and shall obtain consent from Fund Company for the timing of such conversion, which consent shall not be unreasonably withheld. The conversion plan shall include procedures for conversion, procedures and reasonable time frames for resolving discrepancies arising from the conversion, and such other matters as necessary to effect the conversion, including the negotiation of any modification in fees paid under this Agreement.

h.         Account Transfer Agent Records. The official transfer agent records of each Account are held on the books and records of each Fund Company.

i.	Reconciliation.

(i)         Schwab and Fund Company shall each designate liaison personnel to communicate, control, and execute promptly any required corrections or reconciliations with respect to any Account.

(ii)        Fund Company will provide to Schwab full daily activity detail and, at a minimum, weekly account positions and month to date account accrual for the Omnibus Account(s) via NSCC, unless otherwise mutually agreed upon by the parties (“Fund Reports”). All activity in the Omnibus Accounts must be reflected on the Fund Reports. Therefore, any “as of” activity must be shown with its corresponding “as of” dates.

(iii)       Schwab shall verify, on a next day basis, Orders (as defined below) placed for any Omnibus Account with a Fund.

(iv)       The parties agree to notify each other of any discrepancy between any Omnibus Account and the Fund Reports upon discovery, and to work together in good faith, consistent with paragraph (i) above, to promptly resolve such discrepancy. If such discrepancy is not corrected by the day following discovery, the parties will make best efforts to avoid such discrepancy from hindering any routine daily operational activity in the Omnibus Account.

(v)        Electronic Access to Accounts. To facilitate reconciliation of Accounts under this section, Fund Company shall arrange with the Funds’ transfer agent for Schwab to have electronic access to the Account information maintained on the transfer agent system via DST Vision or such other web-based browser or application as may be mutually agreed upon by the parties for account inquiry capability on all information maintained by the transfer agent with respect to each Account.

j.	Fund Information and Forms.

(i)         Fund Company shall deliver or cause to be delivered to Schwab a completed Fund Set-Up Questionnaire and Contacts Directory (collectively, the “Fund Information Sheets”), as provided by Schwab, to establish a Fund in the MFMP. Fund Company must promptly amend the Fund Information Sheets in the event of any change to the information contained therein as to a Fund.

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(ii)        Fund Company agrees to provide such other forms or documents as requested by Schwab to assist Schwab establishing a Fund in the MFMP, whether or not specifically referenced in this Agreement and including but not limited to Schwab’s Redemption Fee Instruction Form, Fund Closing Instruction Form, and Investment Minimum Instruction Form.

2.	Shareholder Information.

a.         Agreement to Provide Information. As a financial intermediary to each Fund under Rule 22c-2, promulgated pursuant to the 1940 Act (“Rule 22c-2”), Schwab agrees to provide a Fund, other than a Fund which is an “excepted fund” as defined in Rule 22c-2(b), upon written request in a form reasonably required by Schwab, the unique identifier(s), if known, required to be provided pursuant to Rule 22c-2 of any: (A) beneficial owners of Fund shares; (B) retirement plan participants; or (C) holders of interests in a variable annuity or variable life insurance contract (“Shareholder(s)”) that purchased, redeemed, transferred or exchanged shares of the Fund through the Omnibus Account(s) during the period covered by the request, and the amounts and dates of each such purchase, redemption, transfer, or exchange of shares (“Shareholder Information”).

(i)         Period Covered by Request. All requests for Shareholder Information must set forth the specific date(s) or period for which the information is sought. If a Fund deems it necessary to request Shareholder Information older than ninety (90) days from the date of request, the Fund acknowledges that such request will precipitate a longer response time. Schwab reserves the right to impose a fee for the reasonable costs associated with complying with requests for Shareholder Information older than ninety (90) days.

(ii)        Form and Timing of Response. Schwab agrees, subject to the terms of this Section 2.a., to transmit the Shareholder Information that is on its books and records to the Fund as soon as reasonably practicable after Schwab’s receipt of a request. If the requested information pertains to a Shareholder investing through an account held by an indirect intermediary, as defined in Rule 22c-2 (“Indirect Intermediary”), and is not on Schwab’s books and records, Schwab agrees, upon further request by the Fund, to use reasonable efforts to: (a) promptly obtain the Shareholder Information from the Indirect Intermediary and transmit that information to the Fund; (b) obtain assurances from the Indirect Intermediary that the Shareholder Information will be provided directly and promptly to the Fund; or (c) if the Shareholder Information cannot be provided pursuant to (a) and (b) above, block further purchases and exchanges of Fund shares in the Indirect Intermediary account. Schwab agrees to inform the Fund regarding which of the foregoing options it will follow. The Shareholder Information will be communicated to the Fund in a format consistent with the NSCC Standardized Data Reporting Format, or in such other format as may be mutually agreed upon by the parties.

b.         Agreement to Restrict Trading. Schwab agrees, subject to the terms of this Section 2.b., to execute instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s shares, either directly or indirectly through Schwab’s Account(s), that violate policies established by the Fund for the purpose of eliminating or reducing dilution of the value of the Fund’s shares (“Restriction Instructions”). If the Restriction Instructions pertain to a Shareholder investing through an account held by an Indirect Intermediary, Schwab will forward the Restriction Instructions to the Indirect Intermediary, and either (A) obtain assurances from the Indirect Intermediary that it will promptly execute the Restriction Instructions, or (B) if the Indirect Intermediary cannot execute the Restriction Instructions, block all further purchases and exchanges of Fund shares in the Indirect Intermediary account. Fund Company agrees to indemnify and hold harmless Schwab

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and any Indirect Intermediary from and against any and all Losses that arise out of the impropriety of any Restriction Instruction effected by Schwab or an Indirect Intermediary at the Fund Company’s instruction, except to the extent such Losses arise out of the failure of Schwab or an Indirect Intermediary to comply with the instructions provided by the Fund Company.

(i)         Form of Instructions. Restriction Instructions must be received by Schwab in writing in a form reasonably required by Schwab.

(ii)        Timing of Response. Schwab agrees to execute, and to obtain assurances that any Indirect Intermediary will execute, the Restriction Instructions according to the terms set forth herein as soon as reasonably practicable after receipt of the Restriction Instructions by Schwab.

c.         Limitations on Use of Information. The Shareholder Information is provided by Schwab to Fund Company subject to Fund Company’s compliance with the terms and conditions governing Customer Information under this Agreement. Fund Company shall not use the Shareholder Information received pursuant to this Section for marketing or any other purposes other than for the purpose of eliminating or reducing dilution of the value of Fund shares.

d.         Definition of “Purchase.” For purposes of Section 2 of this Exhibit A, the term “purchase” does not include the automatic reinvestment of dividends.

3.	Authorization to Receive Orders on Fund’s Behalf.

a.         Authorization of Schwab. Fund Company hereby designates and authorizes Schwab to receive purchase, redemption and exchange orders in proper form (“Orders”) from MFMP investors on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such MFMP investor will receive the share price next computed by the Fund after the time at which such MFMP investor places its Order with Schwab.

b.         Authorization of Sub-Designees. Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Sub-Designees”), to receive Orders from MFMP investors on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such MFMP investor will receive the share price next computed by the Fund after the time at which such MFMP investor places its Order with Sub-Designee. Schwab shall be liable to Fund Company and the Funds for compliance with the terms of this Section 3.b. to the same extent as if Schwab itself had acted or failed to act instead of the Sub-Designee.

c.         Fund Company Representations and Warranties. In connection with this Section 3, Fund Company represents and warrants to Schwab that all necessary legal and other actions have been taken to authorize Schwab and any Sub-Designee to receive purchase and redemption Orders from MFMP investors on behalf of the Funds for purposes of Rule 22c-1 under the 1940 Act by each Fund’s board of directors or board of trustees, and that each Fund’s board of directors or trustees will take such necessary legal and other actions regarding the periodic review of such authorization.

d.          Schwab Representations and Warranties. In connection with this Section 3, Schwab represents and warrants that:

(i)         Schwab’s internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent or detect on a timely basis Orders received after the Fund’s pricing time (generally, the close of the New York

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Stock Exchange or 4:00 Eastern Time) (the “Fund Pricing Time”) from being aggregated with Orders received before the Fund Pricing Time, and to minimize errors that could result in late transmission of Orders to the Funds (“Forward Pricing Rule Procedures”).

(ii)        Schwab will review annually the adequacy of its Forward Pricing Rule Procedures and will change and modify them as necessary to maintain their adequacy.

(iii)       Each Sub-Designee will be required to adopt and implement written internal controls adequate to prevent or detect on a timely basis Orders received after the Fund Pricing Time from being aggregated with Orders received before the Fund Pricing Time (“Sub-Designee Forward Pricing Rule Procedures”).

(iv)       Each Sub-Designee will be required to review annually the adequacy of its Sub-Designee Forward Pricing Rule Procedures and to change and modify them as necessary to maintain their adequacy.

(v)        In the event the Financial Intermediary Controls and Compliance Assessment (FICCA) provided to Fund Company does not address the controls implemented by Schwab that are designed to comply with this Section 3, upon request by Fund Company, Schwab will provide a certification from Schwab that its Forward Pricing Rule Procedures are adequate as of the most recent annual review, as well as a certification from each Sub-Designee that it has adopted and implemented Sub-Designee Forward Pricing Rule Procedures that are adequate as of the most recent annual review.

4.	NSCC.

a.          In General. Unless otherwise agreed to by the parties, each Account maintained at NSCC will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

b.          NSCC Covenants. Each party agrees on its own behalf and on behalf of any of its agents that are Fund Members of NSCC (i) to perform any and all duties, functions, procedures, and responsibilities assigned to them by NSCC rules, procedures, or other requirements relating to NSCC services (“NSCC Rules”), including but not limited to Fund/SERV, DCC&S, Networking, and the NSCC’s Mutual Fund Profile Service (“MFPS”) as applicable (collectively the “NSCC Services”) in a competent manner; (ii) to maintain facilities, equipment, and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through NSCC Services will be accurate, complete, and in the format prescribed by the NSCC; (iv) to adopt, implement, and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NSCC Services, and (v)  to limit the access to, and the inputting of data into, NSCC Services to persons specifically authorized by the party.

c.          NSCC Transactions. On each Business Day, Fund Company will (i) accept and effect changes in its records upon receipt of purchase, redemption and registration instructions from Schwab electronically through NSCC Services; (ii) process any instructions received from Schwab through NSCC Services in a timely manner; and (iii) use reasonable efforts to confirm or reject any Fund Order or other transaction on the same day such Order or other transaction is received from Schwab through NSCC Services, but in any event no later than the next opening of the New York Stock Exchange (“Market Open”), or to notify Schwab mutual fund operations personnel prior to Market Open of any event, such as a systems failure of Fund Company or the NSCC, that would prohibit Fund Company from confirming or rejecting such Order or other transaction. Fund Company’s confirmation of any Fund purchase or redemption Order received from Schwab through NSCC Services will be an acceptance of such Order, and such acceptance may be revoked only upon Schwab’s receipt of

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a revocation of acceptance prior to Market Open. If Fund Company does not confirm or reject an Order prior to Market Open or notify Schwab as provided in this paragraph prior to Market Open, such Order will be deemed confirmed and accepted by Fund Company immediately after Market Open.

d.          Networking. For each Account established and/or maintained pursuant to Networking, Fund Company shall accept and effect changes in its records upon receipt of instructions, communications and actions from Schwab electronically through Networking without supporting documentation from Schwab or the beneficial owners of Fund shares.

e.          NSCC’s Mutual Fund Profile Service and Other NSCC Utilities. Fund Company shall provide Schwab with mutual fund information for each Fund in a timely manner through MFPS as follows:

(i)         Price and Rate Information. Fund Company shall provide Schwab with daily pricing and daily and periodic distribution rate information via the NSCC Daily Price and Rate File (“MF Profile I”), and such other information as in the future may be communicated through MF Profile I.

(ii)        Other Fund Information. Fund Company shall provide Schwab such other mutual fund information via the NSCC Data Repository File (“MF Profile II”) as prescribed by NSCC, which shall include, but not be limited to, as applicable: minimum and maximum investment requirements; Blue Sky qualification information; and merger and Fund closing information. As NSCC develops new utilities to facilitate the transmission of fund information between funds and financial intermediaries, Fund Company agrees to work with Schwab to adopt these new utilities.

(iii)       Schwab may rely on any mutual fund information provided through MFPS or other NSCC utilities, even if such mutual fund information conflicts with any verbal or other written information provided by Fund Company under this Agreement, including information previously provided on a Fund Information Sheet.

(iv)       In the case of any inconsistency between the information provided in MFPS or other NSCC utilities and the information provided on a Fund Information Sheet or in a Fund’s prospectus, the parties agree to work together in good faith to resolve the inconsistency and any error resulting from Schwab’s reliance on the information provided by Fund Company through MFPS or other NSCC utilities; provided, however, that (1) Schwab will not be liable for any losses or errors in connection with its reliance on the information provided in MFPS or other NSCC utilities by Fund Company; and (2) no party to this Agreement shall be liable for any losses or errors in connection with a party’s use of or reliance upon MFPS or other NSCC utilities that are caused by the NSCC.

5.	Trade Processing.

a.          Transmission of Orders Through NSCC Services. Except as set forth in Section 5.b. and 5.c. below, Schwab will transmit Orders to Fund Company through the NSCC Services as follows:

(i)         Fund/SERV Orders. Orders received by Schwab or a Sub-Designee prior to the Fund Pricing Time on any Business Day (“Day 1”) (such Orders are referred to herein as “Day 1 Trades”) will be transmitted by Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Rules on Day 1. Orders received by Schwab or a Sub-Designee at or after the Fund Pricing Time on Day 1 (such Orders are referred to herein as “Day 2 Trades”) will be transmitted by

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Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Rules on the next Business Day (“Day 2”).

(ii)        DCC&S Orders. Notwithstanding Section 5.a.(i) above, Day 1 Trades may be transmitted by Schwab, in its sole discretion, to Fund Company through NSCC in a DCC&S file format, provided those Orders are eligible for DCC&S processing (such as Plan Orders, omnibus distribution reconciliation orders, and share class conversions) in the manner and within the time frame permitted for such Orders by NSCC Rules on Day 2. Day 2 Trades may be transmitted by Schwab, in its sole discretion, to Fund Company through NSCC in a DCC&S file format, provided those Orders are eligible for DCC&S processing, in the manner and within the time frame permitted for such Orders by NSCC Rules on the next Business Day after Day 2 (“Day 3”). All Orders submitted through NSCC’s DCC&S will identify the nature of the transaction to affirm that Orders’ eligibility to be processed in a DCC&S file format.

b.          Orders Transmitted Outside NSCC’s Services. If transmittal of Orders through NSCC Services in accordance with Section 5.a. above is not operationally feasible for a Fund, then except as set forth in Section 5.c. below:

(i)         Orders received by Schwab or a Sub-Designee prior to the Fund Pricing Time on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 1 (also “Day 1 Trades”). Orders received by Schwab or Sub-Designees at or after the Fund Pricing Time on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 2 (also “Day 2 Trades”).

(ii)        Notwithstanding Section 5.b.(i), Orders that are eligible for DCC&S processing that are received by Schwab or a Sub-Designee prior to the Fund Pricing Time on Day 1 may be transmitted by Schwab to the Fund by other means by 9:30 a.m. Eastern Time on Day 2 (also “Day 1 Trades”). Orders that are eligible for DCC&S processing that are received by Schwab or a Sub-Designee at or after the Fund Pricing Time on Day 1 will be transmitted by Schwab to the Fund by other means by 9:30 a.m. Eastern time on Day 3 (also “Day 2 Trades”).

c.          Transmission Exceptions. If Schwab is prevented from transmitting some or all Day 1 Trades to Fund Company through NSCC Services in accordance with Section 5.a. or outside of NSCC’s Services in accordance with 5.b. on Day 1 then:

(i)         Schwab may transmit such Day 1 Trades to the Fund through NSCC in a Fund/SERV or DCC&S file format, provided those Orders are eligible for DCC&S processing, on Day 2, provided Schwab (1) uses commercially reasonable efforts to notify Fund Company of such contingency prior to Market Open on Day 2 and (2) provides Fund Company with the Day 1 Trade information prior to Market Open on Day 2;

(ii)        Schwab may transmit such Day 1 Trades through means other than the NSCC Services on such mutually agreed upon time, provided Schwab notifies Fund Company of such contingency and Fund Company confirms that such Day 1 Trades will receive the NAV calculated for Day 1.

d.          Rejected Trades Remediated. If Fund Company or NSCC rejects a Day 1 Trade transmitted via NSCC Services (or the Fund notifies Schwab pursuant to Section 4.c.(iii) above that it would have rejected the Day 1 Trade had there not been a systems error), and the parties agree that such rejection can be remediated by Schwab, Schwab may follow the procedures for transmitting Orders set forth in Sections 5.c. for Day 1 Trades.

e.          Interclass Exchange Processing. Fund Company agrees that Schwab, to the extent consistent with Schwab’s interclass exchange operational capabilities and policies,

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will identify and process orders as exchanges via Fund/SERV, or to the extent permissible via DCC&S, in accordance with this Section 5 or as otherwise mutually agreed upon by the parties. Schwab shall be under no duty or obligation to process interclass exchanges that are inconsistent with Schwab’s operational capabilities and policies.

f.          Holiday, Early or Emergency Closures. If a Fund is closed to business (both purchase and redemption) on any Business Day or any portion of a Business Day due to state or local holiday, inclement weather, operational problems, or any other reason, then Fund Company shall ensure that Schwab is notified in writing prior to or immediately upon such closure and shall work with Schwab to process any Orders taken by Schwab from MFMP investors during any period during which the Fund was closed but Schwab did not have notification of such closure.

g.         Suspension of Purchases. Upon notice to Fund Company, Schwab may suspend purchases by any or all segments of MFMP investors of any or all classes of Fund shares made available through the MFMP for any period of time.

6.	Fund’s Pricing of Orders.

a.         Pricing Information. On every Business Day, Fund Company will provide to Schwab prior to 9:00 p.m. Eastern Time each Fund’s closing net asset value, and public offering price if applicable, for that day (“Share Price”) and/or notification of no Share Price for that day. All Share Prices shall be provided through MFPS, or other service or method acceptable to Schwab. Fund Company shall only provide a final Share Price and not provide an estimated or fair market value price to Schwab. Fund Company shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g., natural disasters). Fund Company acknowledges that Schwab cannot support “swing pricing”, as defined in Rule 22c-1 of the 1940 Act, or calculation of a net asset value more than once a day (“Multi-NAV”). In the event the Fund Company adopts swing pricing or a Multi-NAV with respect to any Fund, Fund Company will promptly notify Schwab and the parties will work together in good faith to amend these procedures if and as necessary.

b.         Pricing of Orders. If timely transmitted by Schwab in accordance with Sections 5.a. or 5.b. above for regular processing, or in accordance with Section 5.c. above for exception processing upon notification, Fund Company agrees that (a) Day 1 Trades will be effected at the Share Price calculated as of the Fund Pricing Time on Day 1, and (b) Day 2 Trades will be effected at the Share Price calculated as of the Fund Pricing Time on Day 2.

7.	Order Settlement and Redemption Fees.

a.         Settlement Date. Schwab and Fund Company shall settle Day 1 Trades, including Day 1 Trades remediated pursuant to Section 5.d. above, on Day 2, and shall settle Day 2 Trades, including Day 2 Trades remediated pursuant to Section 5.d. hereof, on Day 3 (each, respectively, a “Settlement Date”).

b.         NSCC Settlement. All Orders transmitted by Schwab through NSCC shall be settled by Schwab and Fund Company through the NSCC’s money settlement process on the appropriate Settlement Date. Any short term redemption fee under Section 7.e. below due a Fund on a redemption Order in an Account shall be remitted by Schwab to the Fund on no less than a monthly basis in a manner mutually agreed upon by the parties.

c.	Settlement Outside the NSCC.

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(i)         All Orders transmitted by Schwab outside of NSCC, as necessary and as contemplated in these Operating Procedures, shall be settled by Schwab and Fund Company outside of NSCC on the appropriate Settlement Date.

(ii)	With respect to settlement outside NSCC’s money settlement process:

(1)        As to all purchase Orders for a Fund placed by Schwab on a given trade date, Schwab will transmit the purchase price to the Fund by wire transfer on the appropriate Settlement Date.

(2)        As to all redemption Orders for a Fund placed by Schwab on a given trade date, Fund Company will cause each such Fund to send to Schwab the aggregate proceeds of the redemption Order by wire transfer on the appropriate Settlement Date. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes. In the event that a Fund cannot verify redemption proceeds in an Account, Fund Company agrees to settle trades and forward redemption proceeds in accordance with these Operating Procedures based on information provided by Schwab. Schwab will be responsible for the accuracy of all trade information provided by it. Any short term redemption fee under Section 7.e. below due to a Fund on a redemption Order in an Account shall be remitted by Schwab to the Fund on no less than a monthly basis in a manner mutually agreed upon by the parties.

(3)        Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, Fund Company shall, on the day the wire is sent, notify Schwab of such entries.

(4)        The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds Rate.

d.         Notification of Extended Settlement. Fund Company must notify Schwab by 9:00 p.m. Eastern Time on trade date if a Fund intends to extend settlement on an aggregate Account trade. For purposes of determining the length of settlement on an aggregate trade, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary.

e.	Redemption Fees.

(i)         For each Fund that imposes a short-term redemption fee, Fund Company shall complete and execute a form provided by Schwab, and as may be revised by Schwab from time to time, which shall instruct Schwab in the operational requirements, consistent with Schwab’s operational capabilities, for imposing such fee (“Redemption Fee Instruction Form”), (A) prior to the effective date for such Fund, and (B) at least forty-five (45) Business Days prior to any new short-term redemption fee or any change in an existing short-term redemption fee. Fund Company acknowledges and agrees that Schwab may rely on the last executed Redemption Fee Instruction Form for any Fund until at least forty-five (45) Business Days after Fund Company has completed and executed a new Redemption Fee Instruction Form.

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(ii)        Schwab agrees to impose on MFMP investors any short-term redemption fee for which Fund Company has provided a Redemption Fee Instruction Form in good order pursuant to Section 7.e.(i) above.

(iii)       In the event that Fund Company cannot agree to the terms and conditions set forth in the Redemption Fee Instruction Form as to a new or changed redemption fee pursuant to Section 7.e.(i)(B) above due to operational incompatibility or any other reason, then coincident with such new or changed redemption fee, Schwab will take either one of the following actions in its sole discretion: (A) suspend purchases of shares of such Fund, or (B) terminate this Agreement as to such Fund.

f.	Redemptions in Kind.

(i)         Fund Parties represent that each Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. Fund Parties agree, on behalf of the Fund, that if a Fund determines to exercise its right to effect a redemption in kind, Fund Parties will (1) notify Schwab by 7:00 p.m. Eastern Time on trade date of the Fund’s intention to redeem in kind; (2) discuss with Schwab potential alternative options to any such redemption in kind; and (3) work in good faith, and cause the Fund to work in good faith, to resolve any processing or operational issues Schwab may have with effecting any such redemption in kind.

(ii)        For purposes of complying with the Fund’s election on Form N-18F-1, Fund Company agrees that it will treat as a “shareholder” each shareholder that holds Fund shares through an Account, provided that Schwab provides to Fund Company, upon request, the name or account number, number of Fund shares and other relevant information for each such shareholder. Fund Company acknowledges that treatment of Schwab as the sole shareholder of Fund shares held in an Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund’s election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through an Account.

8.	Corporate Actions

a.         Daily Dividend Funds. For each Fund that pays daily dividends, Schwab shall accrue dividends commencing on purchase settlement date and terminating on redemption trade date or, in the alternative, shall use a method of accrual approved by Schwab. For each such Fund, Fund Company shall provide to Schwab on a daily basis the following record date information via MFPS, Networking, or other mutually agreed upon means: daily rate, cumulative daily rate for the period, account share balance, account accrual dividend amount (for that day), weekend and holiday accrual methodology, account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

b.         Periodic Dividend Funds. For each Account that pays periodic dividends, Fund Company shall provide all Fund distribution and dividend information as follows: (i) the record date, ex-dividend date (“R”), and payable date with respect to the Fund as soon as practicable after it is announced, but will use best efforts to provide such information no later than five (5) Business Days prior to record date; (ii) the record date share balance in the Account on the first Business Day after record date; and (iii) use best efforts to provide the distribution rate and distribution type by 3:00 p.m. Eastern Time on R, but in any event no later than 6:00 p.m. Eastern Time on R; and (iv) reinvest price per share as soon as reasonably practicable after the Fund determines its Net Asset Value, but in any event no later than 8:00 p.m. Eastern Time on R (unless another time is agreed to in writing by the parties). Other distribution information required by Schwab from time to time for payment of distributions to

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MFMP investors shall be provided by Fund Company on such dates as are agreed upon between Schwab and Fund Company, but no later than R.

c.	Payment of Distributions and Dividends.

(i)         Reinvestment Election Payment. For each Account designated by Schwab for the payment of capital gains distributions and/or dividends in additional shares of a Fund, Fund Company shall, on the payable date, credit to the applicable Account the aggregate number of full and fractional shares of the Fund reinvested as a result of such capital gains distributions and/or dividends.

(ii)        Cash Election Payment from Omnibus Reinvestment Account. If an MFMP investor elects to receive capital gains distributions and/or dividends in cash, but holds Fund shares through an Account designated by Schwab for payments of capital gains distributions and/or dividends in additional shares of the Fund (“Cash Dividend Shares”), such cash payments will be effected as follows:

(1)        Schwab will transmit to Fund Company an order by 10:00 a.m. Eastern Time on R+1 to redeem the Cash Dividend Shares via NSCC in a DCC&S file format, or as applicable outside of NSCC, in accordance with Section 5 of this Exhibit A. The Cash Dividend Shares will be redeemed at a share price equal to the reinvest price per share. Schwab shall use the proceeds from such redemption to pay the distribution or dividend in cash to MFMP investors who have elected to receive such distributions or dividends in cash.

(2)        If Schwab submits the Cash Dividend Shares redemption order via NSCC in a DCC&S file format on R+1, then Fund Company or Fund shall pay the proceeds of such redemption on R+1.

(3)        If Schwab submits the Cash Dividend Shares redemption order outside of NSCC on R+1, if necessary and as contemplated by Section 5 of this Exhibit A, then Fund Company or Fund shall wire the proceeds of such redemption to the designated Schwab bank account on R+1.

(iii)       Cash Election Payment. For each Account designated by Schwab for the payment of capital gains distributions and/or dividends in cash, Fund Company shall, if the Account is processed through NSCC, at Schwab’s sole discretion, follow the method of settlement set forth in either 8.c.(iii)(1) or 8.c.(iii)(2) below, and shall, if the Account is processed outside of NSCC, follow the method of settlement set forth in 8.c.(iii)(2) below.

(1)        Fund Company shall pay to Schwab through the NSCC’s money settlement process, by no later than the first Business Day following receipt of the reinvest price per share (“R+1”), the full amount of such capital gains distributions and/or dividends.

(2)        Fund Company shall wire to the designated Schwab bank account the full amount of such capital gains distributions and/or dividends on the first Business Day following receipt of the reinvest price per share (“R+1”).

(iv)       Reinvest Election from Omnibus Cash Account. If an MFMP investor elects to receive capital gains distributions and/or dividends in shares, but holds Fund shares through an Account designated by Schwab for payments of capital gains distributions and/or dividends in cash (“Reinvest Dividend Shares”), such share payments will be effected as follows:

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(1)        Schwab will transmit to Fund Company an order by 10:00 a.m. Eastern Time on R+1 to purchase the Reinvest Dividend Shares via NSCC in a DCC&S file format, or as applicable outside of NSCC, in accordance with Section 5 of this Exhibit A. The Reinvest Dividend Shares will be purchased at a share price equal to the reinvest price per share. Schwab shall use the shares to pay the distribution or dividend MFMP investors who have elected to receive such distributions or dividends in shares.

(2)        If Schwab submits the Reinvest Dividend Shares purchase order via NSCC in a DCC&S file format on R+1, then Fund Company or Fund shall deliver the shares to Schwab on R+1.

(3)        If Schwab submits the Reinvest Dividend Shares purchase order outside of NSCC on R+1, if necessary and as contemplated by Section 5 of this Exhibit A, then Fund Company or Fund shall deliver the shares on R+1.

d.	Dividend and Distribution Reporting.

(i)         For annual tax reporting purposes, Fund Company shall inform Schwab by January 19 of the portion of each Fund’s distributions that are taxable for the previous calendar year that include dividends, capital gains, and tax reclassifications; and by February 15, the portion of each Fund’s distributions for the previous calendar year that include qualifying dividend income, foreign source income, tax exempt income by state of origin or return of capital, U.S. government obligation interest, creditable and non-creditable foreign tax, dividends eligible for the corporate dividends received deductions, and redemption proceeds. In addition, Fund Company shall identify and inform Schwab of any portion of any dividends and other distributions and payments attributable to any Fund gains or portfolio interest earned after the close of the Fund Company’s tax year that are not subject to tax withholding if paid to non-United States persons.

(ii)        In conformance with its status as a broker/dealer holding its customers’ securities in street name, Schwab shall prepare and file with the appropriate governmental agencies, or cause any sub-designee to prepare and file with respect to a sub-designees’ customers, such information, returns, and reports as are required to be so filed under applicable federal or state law, rule, or regulation to report (1) dividends and other distributions made, (2) amounts withheld on dividends and other distributions and payments, and (3) gross proceeds of sales transactions.

e.	Fund Closures and Reorganization Activities.

(i)         Fund Closure Notification. If a Fund will be closed to new or subsequent purchases by shareholders (“Fund Closure”), Fund Company will use commercially reasonably efforts to notify Schwab at least (2) Business Days prior to the Fund Closure, or as soon as reasonably practicable thereafter. Fund must complete and return a form closure notice provided by Schwab (“Fund Closure Form”). If Fund Company fails to notify Schwab of a Fund Closure or return the Fund Closure Form pursuant to this Section, Fund Company shall accept those purchase Orders that Schwab received from MFMP investors prior to notification of the Fund Closure for a period of up to three (3) Business Days after the effective date of the Fund Closure.

(ii)        Mergers, Splits and other Reorganization Activities. Upon notice from Fund Company as set forth herein, Schwab shall effect mergers, splits, reverse splits and other corporate actions and reorganization activities (excluding Fund Closures effected pursuant to Section 8.e.(i) of a Fund (each a “Fund Event”). The notice must state the record date and type of Fund Event, and must be received by Schwab at least seven (7) Business Days prior to the record date of the Fund Event. By 6:00 p.m. Eastern Time on the effective date of

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such Fund Event, or as soon as reasonably practicable thereafter, Fund Company shall provide all relevant information related to the Fund Event in a format acceptable to Schwab, including, for example and as applicable, factors, field inputs, the ratio of a split, and factor of merged shares.

9.         Transfer of Accounts. Fund Company shall process all transfer and liquidation requests into the appropriate Accounts as set forth in this Section 9. Fund Company shall notify Schwab prior to effecting transfers of shares into the Account(s), and shall not effect transfers of shares out of the Account(s) without Schwab’s instruction, as provided in this Section 9.

a.         ACATS-Fund/SERV Service. The parties agree to participate in the NSCC’s Automated Customer Account Transfer Services (“ACATS”)-Fund/SERV service. Fund Company shall process transfers between accounts held by other street name brokers or banks and the Account for a Fund or accounts held directly with the Fund through NSCC’s ACATS-Fund/SERV service immediately upon receipt of instructions from Schwab.

b.         Non-ACATS-Fund/SERV Transfers. For the purpose of expediting transfers that must be processed outside of NSCC’s ACATS-Fund/SERV service, Fund Company agrees to transfer shares between accounts held directly with the Fund or by other street name brokers and the Account for a Fund by (i) accepting change of dealer maintenance or transaction instruction through Networking, or (ii) if Networking is not available, by accepting by facsimile or other electronic transmission a summary sheet of information indicating the customers’ names, account numbers, the Fund affected, and the number of shares to be re-registered or liquidated (“Summary Sheet”). The parties agree that the information contained on the Summary Sheet shall be sufficient for processing the transfer(s) and that no additional information from Schwab or any MFMP investor will be required.

c.         Confirmation of Transfers. Fund Company must confirm to Schwab the completion of each transfer processed through the NSCC on the day it occurs and outside of NSCC on first Business Day after it occurs. The confirming information shall include the number of shares, date (“as of” date if unavoidable delay), transaction date, account number of the customer and the Account, registration, accrued dividends and account type (e.g., IRA, Keogh, 401(k)), and such other information as reasonably requested by Schwab.

d.         Settlement of Liquidation Transfers. Fund Company agrees to settle proceeds resulting from liquidation transfers with Schwab as set forth in Section 7 of these Operating Procedures.

e.         Trailing Dividends. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund is responsible for monitoring all completed full transfers for “trailing” dividends. Should a “trailing” dividend appear in an account, a Fund shall send such dividend to Schwab within five (5) Business Days, and upon request provide sufficient information to allow Schwab to identify the customer.

f.          Signature Guarantee. Schwab represents and warrants that for each transfer and liquidation transfer it initiates pursuant to Sections 9.a. and 9.b. above, it or the intermediary for which it clears transactions holds each underlying instruction for re-registration or liquidation signed by its customer, and that its customer’s signature, including its customer’s electronic signature, on such instruction is signature guaranteed by Schwab or the intermediary for which Schwab clears transactions, as applicable, pursuant to the Securities Transfer Agents Medallion Program (“STAMP”). Schwab, or, if applicable, the underlying intermediary, will retain these documents for the period required by any applicable law, rule, or regulation.

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g.         Indemnification. Schwab agrees to indemnify and hold harmless Fund Company, the Fund and each director, officer, employee and agent of Fund Company (“Indemnified Person”) from and against any and all Losses incurred by any of them arising out of the impropriety of any transfer or liquidation transfer initiated by it and effected by the Fund at Schwab’s instruction in reliance on this Section 9 to the same extent as provided under STAMP, except to the extent such Losses arise out of the failure of any Indemnified Person to comply with the instructions provided by Schwab as set forth in this Section 9.

h.         Successor Custodian Status. Schwab represents and warrants that it has been authorized, if and as required under the Internal Revenue Code, to accept in the Accounts shares from Fund IRA, Keogh or 401(k) accounts.

i.          Share Certificates. If MFMP investors submit share certificates for transfer into their Schwab brokerage accounts, Schwab will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon Schwab’s request, Fund Company agrees to provide the status of said certificates and book share balances.

10.	Transaction Errors and Trade Corrections.

a.         General. In the event of any error or delay with respect to information regarding the pricing, purchase, redemption, transfer or registration of Shares including transactions on an as-of basis, each party is obligated to make MFMP investors and the Funds, respectively, and the other party whole for any such error or delay that it causes or that has been caused in connection with any transaction or trade it has transmitted or submitted, including the reasonable costs of reprocessing resulting from such error or delay.

b.         Price, Distribution Rate and Other Fund Errors. If adjustments are required to correct an error in the computation of the Net Asset Value or public offering price of a Fund shares, the distribution rate for a Fund shares, or to correct any other Fund error, Fund Company shall notify Schwab upon discovering the need for such adjustment. Notification may be made orally, but must be confirmed in writing.

(i)         Schwab and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such agreement is reached. Following resolution, upon request by Schwab, Fund Company shall provide Schwab with written notification of the resolution. The letter shall be written on Fund Company letterhead and shall state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. Fund Company agrees that Schwab may send this writing, or derivation thereof, to MFMP investors whose accounts are affected by the price or rate change.

(ii)        If as a result of any such error or delay, an MFMP investor has received cash in excess of what he or she is entitled, Schwab will, when requested by Fund Company, and to the extent practicable and permitted by law, debit the MFMP investor’s brokerage account in the amount of such excess, but only to the extent of any cash in the account, and repay it to the Fund. In no event shall Schwab be liable to Fund Company or the Fund for any such amounts, unless the error was caused by Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Upon the request of Fund Company, Schwab shall provide Fund Company with the name of the MFMP investor and other relevant information concerning the MFMP investor’s brokerage account to assist Fund Company in the collection from the MFMP investor of any such excess amount not repaid to the Fund.

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(iii)       If an adjustment is necessary to correct an error which has caused MFMP investors to receive dollars or shares less than that to which they are entitled, the Fund shall, as appropriate and as mutually agreed by the parties, make all necessary adjustments to the number of shares owned in the Account and/or distribute to Schwab any and all amounts of the underpayment. Schwab will credit the appropriate amount of such shares or payment to each MFMP investor.

(iv)       For purposes of making adjustments, including the collection of overpayments, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.

c.         Schwab Transaction Errors. In the event adjustments are required to correct a Schwab error, including but not limited to any adjustments necessary to recapture short term redemption fees assessed on invalid or cancelled trades, Schwab will notify the Fund Company upon discovering the need for such adjustment. To effect such adjustment, Schwab will provide instructions outlining the error, upon which Fund Parties shall be entitled to rely. Schwab agrees that it will indemnify Fund Company from and against any and all losses, claims, and liabilities directly arising out of Fund Company’s reliance on any such instructions, but only if and to the extent Fund Company provides written notification to Schwab of any such claims within thirty (30) days of receipt of the instructions from Schwab.

d.         When correcting errors, Fund Company agrees to use commercially reasonable efforts to accommodate a Schwab request to process transactions “as of” the original date of the transaction, with a Share Price applicable to such transaction.

11.	General.

a.	Shareholder Communication.

(i)         Fund Company shall arrange with Schwab, or a mailing agent designated or approved by Schwab, for the distribution of the materials listed below to all Schwab customers who hold Fund shares promptly upon the effective date of the materials:

(1)	All proxy or information statements prepared for circulation to shareholders of record of such Fund;
(2)	Annual reports;

(3)	Semi-annual reports;

(4)	Quarterly reports (if applicable); and

(5)	All updated prospectuses, supplements and amendments thereto.

Fund Company shall be responsible for providing the materials and for Schwab or the mailing agent’s fees in connection with this service as well as for timely distribution. Schwab or the mailing agent may consolidate mailings of material to shareholders of more than one Fund if the material to be mailed is identical for all such Funds.

(ii)        Fund Company will also provide to Schwab or Schwab’s mailing agent all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for each Fund in amounts reasonably requested by Schwab for distribution to Schwab customers. Fund Company must supply these materials to Schwab or Schwab’s mailing agent in a timely manner to allow Schwab to send them to customers as required by and in accordance with applicable laws,

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rules and regulations or otherwise upon request of such customers, such mailing costs to be the responsibility of Schwab. Fund Company is responsible for all costs associated with the production and printing of these materials, including the costs of delivering such materials to Schwab or its mailing agent in sufficient quantities.

(iii)       If Schwab acts as clearing broker for a financial intermediary, Fund Company shall provide directly to each clearing broker or its mailing agent, in a timely manner, sufficient supplies of Fund materials identified above in this Section for distribution of such materials to the intermediaries’ customers.

(iv)       Fund Company shall ensure that the prospectus of each Fund discloses that the purchase or sale of Fund shares through intermediaries may be subject to transaction and/or other fees, and includes such other disclosures as may be required by applicable laws, rules, and regulations. Fund Company shall also ensure that either the prospectus, or the statement of additional information (“SAI”) if the SAI is incorporated in the prospectus, of each of its Funds discloses that:

(1)        the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;

(2)        such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund’s behalf;

(3)        the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker’s authorized designee, receives the Order; and

(4)        customer Orders will be priced at the Fund’s Net Asset Value next computed after they are received by an authorized broker or the broker’s authorized designee and accepted by the Fund.

b.         New Processing Systems. Fund Company agrees to cooperate to the extent possible with Schwab as Schwab develops and seeks to implement new processing systems for the MFMP.

[Remainder of Page Intentionally Left Blank]

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EXHIBIT B

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

ANTI-LIEN ACKNOWLEDGEMENT

Custody of Uncerificated Mutual Fund Shares

Under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended, and related regulatory guidance, uncertificated mutual fund shares carried in a special custody account at the Fund for the exclusive benefit of customer(s) of a broker-dealer may be considered held in a good control location if the Fund acknowledges in writing to the broker-dealer that there are no liens against the securities.

Under this Agreement, each Account established with the Fund is held in Schwab’s name for the benefit of an MFMP investor or MFMP investors who are the beneficial owners of a Fund’s shares. Accordingly, Schwab requests that Fund Company acknowledges and agrees that Fund shares held by Schwab in an Account are not subject to any right, charge, security interest, lien, or other claim against the shares.

The parties further agree that this acknowledgement shall extend to any additional Accounts that may be established by Schwab with the Funds in the future, unless Schwab is notified to the contrary in writing by Fund Company.

Acknowledged and agreed:

FUND COMPANY Required Signature
By:

Name:	Stephen Wade

as President of
(Title)
each Fund Company on behalf of each Fund Company and on behalf of each Fund

Date :	6/6/2023